EXHIBIT 5
August 15, 2005
Kona Grill, Inc.
7150 East Camelback Road, Suite 220
Scottsdale, Arizona 85251

Re:	Registration Statement on Form S-8
Kona Grill, Inc.
Ladies and Gentlemen:
          As legal counsel to Kona Grill, Inc., a Delaware corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about August 16, 2005, in connection with the registration under the Securities Act of 1933, as amended, of 494,079 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Company’s 2002 Stock Plan (the “Plan”). The facts, as we understand them, are set forth in the Registration Statement.
          With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:
          A. The Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the state of Delaware and as amended through the date hereof;
          B. The Amended and Restated Bylaws of the Company, as amended through the date hereof;
          C. The Joint Unanimous Written Action of Sole Stockholder and Directors of the Company, dated November 19, 2002, at which the Company’s stockholders and the Board of Directors approved the Plan;
          D. The Plan;
          E. Minutes of a meeting of the Board of Directors of the Company dated September 9, 2004 approving an amendment to the Plan;
          F. Minutes of the Annual Meeting of Stockholders of the Company held on January 14, 2005 approving an amendment to the Plan; and
          G. The Registration Statement.
          Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and based solely upon our review of items A through G above, and subject to the further limitations and qualifications set forth below, it is our opinion that the Shares, when issued and sold in accordance with the Plan, will be validly issued, fully paid, and nonassessable.
          We express no opinion as the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Delaware, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

Kona Grill, Inc.
August 15, 2005

          We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

Very truly yours,

/s/ Greenberg Traurig, LLP